AMENDMENT

TO

CUSTODIAN SERVICES AGREEMENT

This Amendment (“Amendment”) is made as of the 1st day of January, 2015, by and between Aston Funds (formerly, ABN AMRO) (the “Fund”) and The Bank of New York Mellon (assigned from PFPC Trust Company) (“BNY Mellon”).

BACKGROUND:

A.

BNY Mellon and the Fund are parties to a Custodian Services Agreement dated as of May 5, 2003, as amended to date, (the “Agreement”) relating to BNY Mellon’s provision of custodian services to the Fund and its portfolios.

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.

All references to “PFPC Trust Company” in the Agreement are hereby deleted and replaced with “The Bank of New York Mellon” and all references to “PFPC Trust” in the Agreement are hereby deleted and replaced with “BNY Mellon”.

2.	Section 15 of the Agreement is hereby amended and supplemented by adding the following:

“(p)	Global Class Actions Services.

(i) BNY Mellon shall provide the Global Class Actions Services in accordance with the Global Class Actions Terms and Conditions, as such Terms and Conditions may be amended and provided to the Fund from time to time, subject in any event to the terms and conditions set forth in the Agreement, as amended hereby.

(ii) In the event of a conflict between the terms of the Global Class Actions Terms and Conditions and the Agreement, the Agreement, as amended hereby, shall control.

(iii) Notwithstanding anything to the contrary set forth in the Global Class Actions Terms and Conditions, settlement information will be generated based solely on historic transaction and position information relating to securities custodied with BNY Mellon and recorded electronically within BNY Mellon’s custody records and the records of BNY Mellon’s predecessor, PFPC Trust Company.

(iv) In no event will BNY Mellon be responsible for any damages in connection with its provision of the Global Class Actions Services that exceed the fees actually received by BNY Mellon from the Fund in the most recent twelve-month period with respect to such services.”

3.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the meanings assigned to them in the Agreement.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)

The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

ASTON FUNDS

By:   /s/ Gerald Dillenburg

Name:   Gerald Dillenburg

Title:   Senior Vice President and Secretary

THE BANK OF NEW YORK MELLON

By:   /s/ Robert Jordan

Name:   Robert Jordan

Title:   Managing Director